Exhibit 99.1

FOR RELEASE: Thursday, Dec. 27, 2006, 4:00 p.m.

CONTACT:

Blair Corporation,

Jude Dippold, Communications Director

814 728-8084

BLAIR PRESIDENT AND CEO

ANNOUNCES RETIREMENT

WARREN, Pa., (December 7, 2006) – Blair Corporation (Amex: BL), (www.blair.com), a national multi-channel direct marketer of women’s and men’s apparel and home products, today said that its President and Chief Executive Officer John Zawacki has announced his decision to retire from the Company and to resign from the Board on April 1, 2007. Zawacki, who has served as Blair President and CEO since December, 1999, informed the Company’s Board of Directors of his decision during a regularly scheduled meeting Thursday.

In response to Zawacki’s decision, Craig Johnson, Chairman of the Blair Corporation Board of Directors, announced that the board was establishing a transition committee to assist the full board in the selection of Zawacki’s successor. Johnson also announced that Blair’s Chief Operating Officer and Chief Financial Officer Adelmo S. Lopez has been appointed to the position of executive vice president. As executive vice president, Lopez will continue to report to Zawacki but will be directly responsible for all operations within the Company.

In announcing Zawacki’s pending retirement, Johnson observed, “John has led Blair with the strength, dedication and passion needed to effectively take the Company through one of the most intense periods of change in its history. The transformations he set in motion are now nearly complete. We all owe him a debt of gratitude for his tireless commitment in positioning Blair for the future and for his 35 years of loyalty and dedicated service to the Company.”

Zawacki joined Blair, then the New Process Company, in 1972 and spent 28 years holding increasingly responsible positions in its Womenwear Department. He has served on the Company’s Board of Directors for the past 19 years and has been President and Chief Executive Officer for the past seven years.

In his most recent position, Lopez served as Group General Manager, responsible for five strategic business units, at Russell Corporation, a $1.4 billion branded athletic, activewear and outdoor company. Prior to assuming that position, he was Vice President, Mass Retail, at Russell.

Before joining Russell, Mr. Lopez served as Vice President and Chief Financial Officer of Dole Fresh Fruit International, a $1.6 billion subsidiary of Dole Food Company, and as Regional Vice President of Frito Lay. Prior to those positions, he held a series of executive positions in Sara Lee Corporation and its subsidiaries and joint ventures.

ABOUT BLAIR

Headquartered in Warren, Pennsylvania, Blair Corporation sells a broad range of women’s and men’s apparel and home products through direct mail marketing and its Web sites www.blair.com and www.irvinepark.com. Blair Corporation employs approximately 2,000 associates (worldwide) and operates facilities and retail outlets in Northwestern Pennsylvania as well as a catalog outlet in Wilmington, Delaware. The Company, which has annual sales of approximately $500 million, is publicly traded on the American Stock Exchange (Amex:BL). For additional information, please visit http://www.blair.com.

The foregoing contains certain “forward-looking statements” within the definition of federal securities laws, including without limitation, statements containing the words “will,” “believes,” “plans,” “expects,” “anticipates,” and words of similar import. The company cautions that forward-looking statements, as such term is defined in the Private Securities Litigation Reform Act of 1995, contained in this report are based on estimates, projections, beliefs and assumptions of management at the time of such statements and are not guarantees of future performance. The company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the company and its management as a result of a number of risks, uncertainties and assumptions.